QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cymer, Inc.:

        We consent to the use of our report dated January 27, 2003, with respect to the consolidated balance sheets of Cymer, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report refers to a change in the Company's method of accounting for goodwill in 2002.

/s/  KPMG LLP

San Diego, California
October 7, 2003

QuickLinks

INDEPENDENT AUDITORS' CONSENT